Exhibit 23.4

October 5, 2021

The Board of Directors

Fintech Acquisition Corp. V

2929 Arch Street, Suite 1703

Philadelphia, Pennsylvania 19104-2870

Re:	Amendment No. 2 to Registration Statement on Form F-4 of eToro Group Limited, filed October 5, 2021 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated March 16, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view of the Merger Consideration to Fintech Acquisition Corp. V (“FTV”) and its stockholders pursuant to the Agreement and Plan of Merger among FTV, Buttonwood Merger Sub and eToro Group Limited.

The Opinion Letter is provided for the information and assistance of the Board of Directors of FTV in connection with its consideration of the transaction contemplated therein. We understand that FTV has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Questions and Answers About the Transactions and the Special Meeting - Did the FTV board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the merger?”, “Proposal One – The Merger Proposal – Background of the merger” and “Proposal One – The Merger Proposal – Opinion of FTV’s financial advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ JMP SECURITIES LLC
JMP SECURITIES LLC